Exhibit 23.25

CONSENT

To: Ivanhoe Electric Inc. (the “Company”)

Re: Registration Statement on Form S-3 of the Company

I, Todd McCracken of BBA Engineering Ltd., am an author of the Canadian NI 43-101 Technical Report titled “NI 43-101 Technical Report, Mineral Resource Estimate for the Samapleu and Grata Deposits Project” issued August 11, 2023, effective date June 27, 2023 (the “Expert Report”) originally prepared for Sama Nickel Corporation.

I understand that the Company wishes to make reference to my name and the Expert Report in the Registration Statement on Form S-3 and any amendments or supplements and/or exhibits thereto or the documents incorporated by reference therein (collectively, the “Form S-3”). I further understand that the Company wishes to use extracts and/or information from the Expert Report in the Form S-3. I have been provided with a copy of the Form S-3 and have reviewed the proposed disclosure identified above.

Accordingly, in respect of the Form S-3, I do hereby consent to:

•	the use of, and references to, my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission);

•	the use of, and references to, the Expert Report in the Form S-3; and

•	the use, in the Form S-3, of extracts and information from the Expert Report, or portions thereof, that were prepared by me, that I supervised the preparation of and/or that I have reviewed and approved.

Dated: June 7, 2024

By:	/s/ Todd McCracken
Todd McCracken
Director- Mining & Geology- Central